Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY ANNOUNCES MAJOR TRANSACTIONS TO ADVANCE ASSET RE-POSITIONING STRATEGY

$517 Million Suburban Office Joint Venture with CB Richard Ellis Realty Trust

$450 Million Portfolio Acquisition in South Florida

(INDIANAPOLIS, December 20, 2010) – Duke Realty Corporation (NYSE: DRE) today announced it has entered into definitive agreements for $967 million of strategic transactions, consisting of the sale of office assets to an existing joint venture with CB Richard Ellis Realty Trust (“CBRERT”) and the acquisition of a primarily industrial portfolio in South Florida from Premier Commercial Realty (“Premier”).

“Both of these transactions demonstrate Duke Realty’s ability to execute on our asset strategy to enhance the overall composition of our portfolio,” said Dennis D. Oklak, chairman and chief executive officer. “We are pleased to again partner with CBRERT, and the acquisition in South Florida advances our goal to increase our investment in industrial assets in higher growth and higher barrier to entry markets.”

These transactions further advance Duke Realty’s strategy to re-position its asset base from a primarily suburban office portfolio to a predominantly industrial portfolio. Upon the closing of these two transactions, Duke Realty’s asset composition will be 42 percent industrial, 49 percent office, and 9 percent medical office and other.

Duke Realty Announces Strategic Transactions

December, 20, 2010

Suburban Office Disposition

Duke Realty will contribute to its existing joint venture with CBRERT twenty suburban office buildings totaling nearly 3.1 million square feet. The total agreed value of the portfolio is $516.7 million. The assets are located in the Midwest (72 percent of square footage), Southeastern (17 percent of square footage), and Southwestern (11 percent of square footage) United States and are 95 percent leased in aggregate.

Initially, Duke Realty will contribute seven suburban office buildings totaling over 1 million square feet for an agreed value of $173.9 million. The transaction is expected to close by December 31, 2010, subject to customary closing conditions.

Duke Realty will contribute the remaining buildings by the end of the second quarter 2011, subject to financing and other customary closing conditions. The total 2011 contribution will consist of 13 office buildings totaling over 2 million square feet with an agreed upon value of $342.8 million.

Duke Realty has a 20 percent ownership in the joint venture and receives asset management, property management, construction management, development and leasing fees in connection with services it provides to the venture. Prior to this transaction, the joint venture owned over $450 million of suburban office and bulk distribution assets.

Cash proceeds from the transaction totaling $414 million will be used to fund property acquisitions and for general corporate purposes, including the repayment of upcoming debt maturities.

Industrial Portfolio Acquisition

Duke Realty will acquire from Premier its entire South Florida property portfolio, which consists of fifty-one industrial and five office buildings totaling over 4.9 million square feet, and four ground leases, for a total price of $450 million. The portfolio is located in Broward and Palm Beach counties, and is 85.7 percent leased. The purchase price includes the assumption of $292 million of debt with a weighted average interest rate of 5.68% and maturities between 2011 and 2017.

The acquisition is expected to close by early 2011, subject to the execution of debt assumptions and customary closing conditions.

Duke Realty Announces Strategic Transactions

December, 20, 2010

“This transaction will provide Duke Realty a dominant industrial market position in Broward and Palm Beach counties,” added Mr. Oklak. “The submarkets in which these assets are located are land constrained, experiencing improving absorption, and will be key locations for future rental growth as demand for quality industrial space begins to outpace supply.”

Additional Information

An executive summary highlighting both transactions is available through the Investor Relations section of the company’s Web site under the Featured Report link.

About Duke Realty

Duke Realty owns and operates more than 135 million rentable square feet of industrial and office, including medical office, space in 18 major U.S. cities. Duke Realty is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com.

Contact Information:

Media:

Jim Bremner

317.808.6920

jim.bremner@dukerealty.com

Investors:

Randy Henry

317.808.6060

randy.henry@dukerealty.com